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                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT


  THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 8th day of October, 1997, by and between Young Innovations, Inc., a Missouri corporation ("Employer") and Alfred E. Brennan ("Employee").

  WHEREAS, Employer wishes to employ Employee, and Employee wishes to be employed by Employer, and the parties wish to set forth the terms of such employment in writing in this Agreement;

  NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, Employer hereby employs Employee, and Employee hereby accepts such employment, upon the following terms:

  1. Term of Employment.

  Unless terminated earlier as set forth in Section 4, the initial term of Employee's employment shall be 15 months beginning as of October 1, 1997 (the "Effective Date"). Thereafter, the term of Employee's employment will automatically be extended for successive one year terms expiring December 31 unless either party notifies the other party at least 60 days before the expiration of the initial term, or any subsequent term, that it does not wish to extend this Agreement; but if such notice is given, Employee's employment will terminate without further notice at the close of business on the last day of the then current term.

  2. Duties of Employee.

  (a) Employee shall diligently and faithfully serve Employer as its Senior Vice President and Chief Operating Officer, reporting to Employer's Chief Executive Officer. Employee shall perform such further duties and services upon special projects related or associated with the business and affairs of Employer as may from time to time be assigned to him by Employer's Chief Executive Officer or Board of Directors ("Board"), and shall devote his full productive time, energies, attention and best efforts to the performance of the services required by such duties (except as provided in paragraph 2(c)), and shall diligently support and promote Employer's business, with the objective that Employer will be operated in an efficient, sound and profitable manner.

  (b) Employee agrees to serve, if elected or appointed, as a director of Employer and/or as a director or officer of one or more affiliates of Employer. Such duties shall be deemed to be part of Employee's duties for Employer, and Employee shall not be entitled to additional compensation for serving in any such capacity beyond that provided in this Agreement.

  (c) It is understood that Employee shall be allowed to pursue certain prior commitments, not significantly detracting from his obligations under paragraph 2(a), as approved by Employer.


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  3. Compensation and Benefits.

  (a) Salary. Employee shall receive an initial base salary ("Base Salary") of $180,000 per year, which shall be payable in accordance with, and shall be subject to change from time to time in accordance with, Employer's executive payroll and compensation policies and procedures. However, the Base Salary shall not be less than $180,000 per year.

  (b) Stock Option. Effective on the Effective Date, Employer shall issue to Employee an option to acquire up to 60,000 shares of Employer's common stock (the "Option"). The Option shall be issued pursuant to Employer's proposed 1997 Stock Option Plan (the "Option Plan"), a draft copy of which Employee hereby acknowledges having received. If for any reason the Option Plan is not adopted or is not approved by Employer's shareholders, the Option will be granted on terms comparable to those of the Option Plan. The Option shall contain the following specific provisions:

       Date and Duration of Option. The Option shall be issued as of and subject to the occurrence of the pricing date (the "Pricing Date") of Employer's currently proposed initial public offering (the "IPO"), and shall expire, to the extent not exercised, ten years after the Pricing Date, subject to possible earlier termination as set forth in the Option Plan.

       Exercisability of Option. The Option shall be immediately exercisable as to 15,000 shares, and shall become exercisable as to an additional
  15,000 shares on January 1 of each of the years 1999, 2000 and 2001, so that it shall be exercisable as to all Option Shares on January 1, 2001. However, if there is a Change in Control prior to the expiration date of the Option the Option shall become immediately exercisable, to the extent it was not previously exercisable, as to all Option Shares.

       Exercise Price. The exercise price of the Option shall be equal to the offering price to the public of the shares offered in the IPO.

       Type of Option. The Option shall be an incentive stock option ("ISO") if and to the extent permitted under the Option Plan and related Federal tax laws and regulations. To the extent the aggregate fair market value of the underlying Option Shares, measured at the time of grant, as to which the Option first becomes exercisable in any calendar year exceeds $100,000, the portion of the option that exceeds such limitation will be a nonqualified stock option.


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  (c)  Fringe Benefits.  Employee shall be entitled to participate in such retirement and other employee benefit plans as Employer may adopt for its employees or its senior executives generally, and shall receive such other fringe benefits and executive perquisites which are afforded by Employer from time to time to its senior executives or which are otherwise agreed upon between Employee and the Board.

  (d) Business Expenses. Employee shall be entitled to reimbursement of his expenses reasonably incurred in the promotion and conduct of Employer's business, subject to the oversight of Employer's Chief Executive Officer and to any limitations or policies applicable to Employer's executives generally, and subject to compliance with such substantiation and record-keeping requirements as may be required from time to time to support the deductibility of such expenses for Federal income tax purposes.

  4. Termination of Employment.

  (a) Termination in Certain Events by Either Party. Employee's employment may be terminated by either party if:

       (i) the closing of the sale of the shares offered in the IPO has not occurred by November 30, 1997, or

       (ii) the Company has not executed a definitive agreement for, or consummated, the acquisition of an entity with at least $8 million of revenues by March 31, 1998,

and the terminating party gives written notice of termination to the other party within 30 days after the occurrence of such event.

  (b) Termination by Employer for Cause. Except as provided in paragraph 4(a), during the term of this Agreement Employee's employment may be terminated by Employer without breach of this Agreement only for "Cause," which with respect to a termination by Employer means only:

       (i) conviction (including a plea of nolo contendere) of a felony or any other crime involving moral turpitude, unethical business conduct, or dishonesty involving the Company or persons having business dealings with the Company, or

       (ii) any dishonest or unethical conduct which in the judgment of a majority of the Board (with Employee not voting) may reasonably be expected to materially adversely affect Employer's business, or





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       (iii)  any material breach of Employee's covenants set forth in this
  Agreement which is not cured within ten (10) days after Employee is notified of such breach by Employer, or

       (iv) Employee's inability or refusal, for any reason, to fully perform his duties under this Agreement for a period of ninety (90) consecutive calendar days or for a total of thirty (30) business days in any six (6) month period.

  (c) Termination by Employee for Cause. Except as provided in paragraph 4(a), during the term of this Agreement Employee may voluntarily terminate his employment without breach of this Agreement only for "Cause," which with respect to a termination by Employee means only:

       (i) the cessation of Employer's normal business operations other than in connection with the orderly liquidation of Employer's business, or

       (ii) Employer's failure to pay Employee his compensation under this Agreement generally in a timely manner, or

       (iii) any other material violation of Employer's covenants set forth in this Agreement which is not cured within ten (10) days after Employer is notified of such violation by Employee.

  (d) Effect of Termination by Employer for Cause or by Employee Without Cause. If Employee's employment is terminated by Employer for Cause as set forth in paragraph 4(b), or if Employee terminates his employment for any reason other than for Cause as set forth in paragraph 4(c), then all further obligations of Employer under this Agreement shall automatically terminate, except for Base Salary and fringe benefits accrued through the effective date of termination and such other benefits as may be provided by law.

  (e) Effect of Termination by Death of Employee. In the event of Employee's death, all further obligations of Employer under this Agreement shall automatically terminate, except that Employer shall pay to such person as may have been designated by Employee in a writing filed with Employer as the beneficiary under this Agreement or, if no such designation has been made, to any person designated by Employee in a writing filed with Employer as Employee's beneficiary under Employer's retirement plans or, if no such designation has been made, then to the personal representative of Employee's estate, the Base Salary and fringe benefits accrued through the effective date of termination and such other benefits as may be provided by law.

  (f) Limitation on Liability of Employer for Other Terminations. If Employee's employment is terminated by Employer for any reason other than Cause as set forth in paragraph 4(b), or if Employee terminates his employment for Cause as set forth in paragraph 4(c), then Employer's liability to Employee, in damages or otherwise, on account of such termination shall be limited to (i) Employee's Base Salary for the remainder of the then current employment term plus, if the termination is within 30 days of the end of the current term and Employer has not given notice of non-renewal pursuant to Section 1, Employee's Base Salary for the following one-year term, plus (ii) the value of any fringe benefits which would have accrued through the end of the current term, or if the termination is within 30 days of the end of





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the current term and Employer has not given notice of non-renewal pursuant to
Section 1, the following term, plus (iii) such other benefits as may be provided by law.

  (g) Other Rights Not Affected. The enumeration of certain rights or liabilities of the parties effective upon termination of Employee's employment shall not affect any rights or remedies of a party at law or in equity for any breach of this Agreement by the other party. In addition, upon any termination of Employee's employment, including by reason of Employee's death, Employer may accelerate, offset and withhold from any amounts due to Employee or his beneficiary or personal representative any indebtedness of Employee to Employer existing at the effective date of termination.

  5. Covenants Relating to Confidential Information.

  (a) Duty Not to Disclose Confidential Information. Employee covenants to use his best efforts and exercise utmost diligence to protect and guard Employer's trade secrets, know-how, methods, resources, financial models, business procedures and processes, customer lists, records, computer information and all other confidential information relating to Employer's business (hereinafter individually and collectively referred to as "Confidential Information"). Both during Employee's employment by Employer and thereafter, Employee shall not, directly or indirectly, use for Employee's benefit or for the benefit of any other person or entity, or disclose to any other person or entity, any Confidential Information, whether or not acquired, learned, obtained or developed by Employee alone or in conjunction with others, except as such disclosure or use may be required in connection with Employee's employment by Employer or may be expressly consented to in writing by Employer. Employee's obligations under this paragraph shall terminate upon termination of Employee's employment as to any Confidential Information which:

       (i) was known to Employee prior to the commencement of his employment (and not merely prior to the Effective Date), or

       (ii) is now generally known to the public, or hereafter becomes generally known to the public otherwise than through a breach of this Agreement, but in such latter event only as of the date such Confidential Information becomes generally known to the public and without terminating any liability of Employee to Employer for unauthorized disclosure prior to such date, or

       (iii) is made available to Employee by a third party not under any duty of confidentiality with respect to such Confidential Information.

  (b) Delivery of Tangible Information. Employee shall deliver promptly to Employer at the termination of his employment or at any other time Employer may reasonably request, without retaining any copies, notes or excerpts thereof, all work sheets, memoranda, diaries, notes, records, computer printouts, computer storage media, address books, files and any other documents made or compiled or otherwise obtained by, or delivered or made available to, Employee as a result of Employee's employment and containing, or relating directly or indirectly to, any Confidential Information.





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  (c)  Each of the foregoing obligations of Employee in this paragraph shall also apply with respect to Confidential Information of customers and others with whom the Company has a business relationship, learned or acquired by Employee during the course of his or her employment by the Company.

  (d) Upon termination of Employee's employment, Employee agrees not to notify any customer of the Company of Employee's termination until the Company has discussed with said customer plans for transferring the handling of such customer's orders or other business to other personnel of the Company, and Employee further agrees to cooperate with the Company to the end that all customers of the Company with whom Employee has had a business relationship may be retained by the Company.

  6. Non-Inducement Covenant.

  Employee hereby expressly covenants and agrees that during the period of Employee's employment with the Company and for a period of two (2) years after the termination of such employment (irrespective of whether such termination shall be voluntary or involuntary on the part of Employee), Employee shall not without the express written consent of the Company directly or indirectly, in Employee's own behalf or on behalf of any other person or entity, hire or solicit for hire any employee of the Company, or induce any person employed by the Company to leave the employ of the Company for any reason.

  7. Intellectual Property.

  Employee hereby agrees that all right, title, and interest in and to any inventions (whether or not they are patentable) and copyrightable works of authorship that Employee has made, whether solely or jointly, during his employment by Employer or that Employee makes, whether solely or jointly, while an employee of Employer, and which are either within the scope of Employee's employment or are made at Employer's specific request, including but not limited to the financial models and similar intellectual property currently being used by Employer and any modifications or enhancements thereof, shall belong exclusively to Employer; and Employee agrees to assign and hereby does assign all right, title and interest in and to such inventions and works of authorship to Employer and agrees to execute such further assignments and other documents as Employer may reasonably require in order to secure and enforce Employer's rights therein.

  8. Disclosure.

  Each party hereby authorizes the other to disclose the existence of this Agreement and the restrictive covenants set forth herein to third parties, including but not necessarily limited to prospective employers of Employee, without incurring any liability for so acting.

  9. Review and Consultation.

  Employee acknowledges that he has had a opportunity to review this Agreement and consult with his legal and financial advisers prior to signing this Agreement.





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  10.  Miscellaneous.

  (a) Notices. All notices and communications hereunder shall be in writing, and shall be deemed to be duly given if either actually received by the party entitled thereto (in the case of Employer, by its Chief Executive Officer) or two business days after its deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    If to Employee:  Alfred E. Brennan
                                     -------------------
                                     -------------------

                    If to Employer:  Young Innovations, Inc.
                                     13705 Shoreline Court
                                     Earth City, MO 63045
                                     Attention:  Chief Executive Officer

Either party may change its designated address for receipt of notices by giving written notice thereof to the other party.

  (b) Entire Agreement; Modification and Waiver. This Agreement constitutes the full and complete understanding and agreement of the parties with respect to Employee's employment by Employer, supersedes all prior written or oral understandings and agreements with respect thereto, and cannot be amended or terminated orally. Any amendment shall be binding against Employer only if approved by a majority of the Board, with Employee not voting. Unless otherwise expressly stated in writing, any waiver of any provision of this Agreement shall not constitute a waiver of any other provision; nor shall a waiver of any breach of any covenant of this Agreement constitute a waiver of any succeeding or continuing breach of the same, or any other, covenant.

  (c) Remedies of Employer Upon Breach of Agreement. Employee acknowledges that irreparable harm would be sustained by Employer if Employee breaches the covenants set forth in this Agreement, and Employee therefore agrees that without prejudice to any other rights or remedies which Employer may have under this Agreement or at law or in equity, Employer shall be entitled to apply to any court of competent jurisdiction for, and to obtain, injunctive relief against Employee in order to prevent any breach or threatened breach of such covenant. Employee hereby acknowledges that Employer's business is national in scope and therefore expressly agrees that the limitation of the covenants in this Agreement to a specific geographical area within the United States would not adequately protect the Company.

  (d) Severability of Certain Provisions. It is the intention of the parties that the confidentiality and non-competition covenants in this Agreement are intended to restrict Employee's activities only to the extent necessary for the protection of the legitimate business interests of Employer, and the parties specifically covenant that if any of the foregoing provisions are held to be too broad for such purpose the Court having power to make such adjudication is authorized to modify or interpret such provisions to the end that such restrictions, as modified,





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shall be reasonable and valid; and that if any of the foregoing provisions shall be held to be invalid or unenforceable, the same shall be deemed to be severable and shall not defeat the remaining provisions.

  (e) Binding Effect of Agreement. This Agreement shall be binding upon Employee and, except as regards personal services, upon Employee's heirs, personal representatives, executors and administrators, and shall inure to the benefit of Employer and its successors and assigns. Employee expressly consents to the assignment of this Agreement to any successor to all or substantially all of Employer's business, and agrees to perform the duties and services required of him herein for any such successor assignee.

  (f) Governing Law; Situs of Suit. This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of Missouri. Employee agrees that he may be sued, and hereby waives any right to contest jurisdiction or venue, in the Circuit Court of St. Louis County, Missouri or the United States District Court for the Eastern District of Missouri, which courts, except in the case of proceedings under paragraph 12(c), shall be the exclusive forums in any proceedings by either party concerning this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                          Employee:  /s/ Alfred E. Brennan
                                     -------------------------------------------
                                     Alfred E. Brennan

                          Employer: YOUNG INNOVATIONS, INC.

                                    By: /s/ George E. Richmond
                                       ---------------------------------------
                                    Title: President and CEO
                                          -----------------------




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